TERRACE HOLDINGS, INC.
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EXHIBIT 11
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


                                                             March 31,
                                                      ------------------------
                                                       1 9 9 7      1 9 9 6
                                                      ----------   ----------
Fully Diluted:
 Average Shares Outstanding Disregarding Potentially
  Dilutive Common Stock Purchased Warrants             4,306,400    3,312,500

 Assuming Conversion of Warrants [1]                          --           --
                                                      ----------   ----------
 Common Shares Outstanding                             4,306,400    3,312,500
                                                      ==========   ==========
 [Loss] for Fully Diluted Calculations                $ (401,404)  $ (364,387)
                                                      ==========   ==========
 Fully Diluted [Loss] Per Common Share                $     (.09)  $     (.11)
                                                      ==========   ==========

[1] Class A and Class B warrants are excluded from the calculation as they are considered anti-dilutive. However, if effect was given to the exercise of all such warrants, common shares outstanding would have been increased by 1,981,250.